For immediate release:
October 30, 2015

For more information:
David L. Nielsen, CFO, 980.819.6220
investorrelations@community1.com

Kim M. Graham, 980.819.6278
kim.graham@community1.com

CommunityOne Bancorp Announces Third Quarter
Core Net Income of $2.9 Million, and 21% Annualized Loan Growth

Charlotte, NC - CommunityOne Bancorp (“Company”) (NASDAQ: COB), the holding company for CommunityOne Bank, N.A. (“Bank”), today announced its unaudited financial results for the quarter ended September 30, 2015. Highlights include:

•	Core net income in 3Q 2015 was $2.9 million, or $0.12 per diluted share, an increase of 24% from core net income in 3Q 2014. Net income in 3Q 2015 was $1.5 million, or $0.06 per diluted share.

•	Net income before tax was $4.9 million in 3Q 2015, an increase of 230% from 3Q 2014.

•
Loans grew at a 21% annualized rate in 3Q 2015, the 6th consecutive quarter of double digit annualized loan growth. Organic loans, which exclude purchased residential mortgage pools, grew at a 28% annualized growth rate.

•	Year over year Charlotte MSA loan growth was 36%; Raleigh/Durham MSA loan growth was 124%; Greensboro/Winston Salem MSA loan growth was 5%.

•	Deposits grew at a 9% annualized rate during 3Q 2015. Low cost core deposits grew at a 5% annualized rate and noninterest-bearing deposits grew by $7.9 million, a 9% annualized rate.

•	Net interest income grew 9% from 3Q 2014 to $17.3 million. Net interest margin was 3.37% in 3Q 2015, down 1 basis point from 3Q 2014.

•
Credit performance was strong during 3Q 2015, as nonperforming loans fell to 1.2% of total loans, net recovery of provision for loan losses was $0.1 million and the annualized 2015 year to date net charge-off rate was 11 basis points of average loans.

•	Nonperforming assets fell 23% from a year ago and were 1.6% of total assets at quarter end.

•	Noninterest income grew 25% and core noninterest income grew 19% from 3Q 2014.

•	Noninterest expenses were $2.6 million, or 13%, lower than 3Q 2014, and core noninterest expenses, excluding nonrecurring items, were $0.5 million, or 3%, lower than 3Q 2014.
“I am very pleased to report a 24% increase in core net income driven by 21% annualized loan growth this quarter, with continued strength in the key metro markets of Charlotte, Raleigh, Greensboro/Winston-Salem and the Commercial business overall. We now have exceeded our 2015 full year loan growth goal of 10-12%. We were also able to exceed our 2015 fee growth goal of 10-12% for the first time this quarter with growth in core noninterest income of 19% over last year, and I am excited about the excellent momentum we have achieved in our Mortgage, SBA and Wealth Management businesses,” noted Bob Reid, President and CEO.

Third Quarter Financial Results
Results of Operations
Net income was $1.5 million for the third quarter of 2015, compared to $2.5 million in the second quarter of 2015 and $1.8 million in the third quarter of 2014. Core net income, which excludes nonrecurring income and expenses, was $2.9 million for the third quarter of 2015, $0.6 million, or 24%, better than the $2.4 million in the third quarter of 2014, and $0.4 million, or 16%, better than the $2.5 million in the second quarter of 2015. Net income before tax was $4.9 million for the third quarter of 2015, an increase of 230%, or $3.5 million, from the third quarter of 2014. Fully diluted net income per share was $0.06 per share in the third quarter of 2015, compared to $0.08 per share and $0.10 per share in the third quarter of 2014 and the second quarter of 2015, respectively. Core fully diluted net income per share for the third quarter was $0.12 per share, compared to $0.11 and $0.10 in the third quarter of 2014 and the second quarter of 2015, respectively.
Non-core items in the third quarter were a $0.3 million bargain purchase gain resulting from the finalization during the third quarter of the acquisition accounting for the CertusBank, N.A. branch and deposit purchase we completed at the end of last quarter, a $2.3 million income tax expense from the revaluation of state deferred tax assets resulting from the reduction in the North Carolina tax rate for 2016 during the third quarter and a $0.7 million income tax benefit from the release of a deferred tax asset valuation allowance no longer required.
Third quarter financial results, as compared to the same quarter last year, reflected continued improvements in the asset quality of the loan portfolio and a $0.1 million recovery of loan loss provision. Net interest income grew $1.5 million, or 9%, from the third quarter of 2014 on a $193.5 million, or 15%, increase in average loans. Core noninterest income, which excludes securities gains and losses and the bargain purchase gain, grew $0.7 million, or 19%, from the third quarter of 2015 on stronger service charge revenue and growth in mortgage and SBA loan sales. Noninterest expense fell by $2.6 million, or 13%, as compared to the same quarter last year, primarily related to reductions in branch operating costs, loan collection costs and nonrecurring expenses from the departure of the Company’s CEO in the third quarter of 2014, offset by increases in OREO expenses and commercial and mortgage personnel costs.
As compared to the second quarter of 2015, net interest income grew $0.5 million, or 3%, on an increase in average loans of $72.4 million, or 5%. Core noninterest income grew $0.5 million, or 13%, from last quarter on increases in service charges revenue. Noninterest expense fell by $0.4 million, or 2%, from last quarter, primarily related to reduced loan collection costs, a gain on sale of a facility in the second quarter that offset occupancy costs in that quarter, and changes to retiree benefit plans made during the third quarter, offset by increased commercial and mortgage origination personnel costs and OREO costs.
Loan and Deposits
Strong loan growth continued this quarter across all business lines, reflecting sustained loan demand in our metro markets, portfolio growth across all our businesses, and the impact of personnel additions and market expansion. Loans held for investment grew 5% in the third quarter, an annualized growth rate of 21% and our sixth consecutive quarter of double digit annualized growth. Year to date, loans held for investment have grown by $164.7 million, or 12%, exceeding our full year 2015 growth goal of 10-12%. Loans held for investment grew by $76.6 million in the third quarter to $1.52 billion, compared to $1.45 billion at the end of the second quarter. Excluding our purchased residential mortgage loan pools, our total organic loan growth was even stronger at $86.9 million during the quarter, an annualized growth rate of 28%. Pass rated loans grew $79.8 million in the third quarter, an annualized growth rate of 23%, reflecting continued improvement in the asset quality of the loan portfolio. Loans held for investment to total deposits increased to 80% in the third quarter, improved from 75% a year ago and the highest since 2010.
Our accelerated loan growth was a result of the success of our investments in expanded commercial, commercial real estate and residential mortgage lending capacity in our metro markets of Charlotte, Raleigh/Durham and Greensboro/Winston-Salem, the top three MSAs in terms of population in North Carolina, as well as Charleston, South Carolina, one of the largest and fastest growing markets in that state. At the end of the third quarter, the loan portfolio in these metro markets made up 58% of our organic loan portfolio (which excludes our purchased residential mortgage loans), up from 52% a year ago. Key drivers of growth were the Charlotte and Raleigh metro areas with year over year loan portfolio increases of 36% and 124%, respectively. During the quarter we added two additional commercial lenders in Charleston and one new residential mortgage loan officer in Greensboro. We expect these new staff will sustain our accelerated pace of loan growth and enhance our mortgage loan income in coming quarters.
Total deposits increased $41.2 million, a 9% annualized growth rate, in the third quarter. Total deposits were $1.90 billion at the end of the third quarter. Low cost core deposits, which exclude time and brokered deposits, grew $14.1 million during the third quarter, an annualized growth rate of 5%. Noninterest-bearing deposits grew $7.9 million in the third quarter, an annualized growth rate of 9%, as a result of new commercial relationships and the growth of our treasury management products.

Net Interest Income
Third quarter net interest income was $17.3 million, an increase of $1.5 million, or 9%, as compared to $15.8 million in the third quarter of last year, as a result of a $201.6 million increase in average loans and securities and an increase in interest recoveries of $0.3 million, offset by a decrease in net loan yield of 12 basis points from lower rate origination and the fixed/variable loan mix, and a 7 basis point reduction in purchased impaired loan accretion. Net interest income was $0.5 million higher as compared to the second quarter of 2015, on an increase in average loans and securities of $81.7 million, offset by the impact of a 14 basis point decline in net loan yield in the third quarter driven by reduced new loan origination yields and the fixed/variable loan mix, and a 3 basis point decrease in purchased impaired loan accretion. Accretion, net of contractual interest collected, on purchased impaired loans was $0.5 million in the third quarter of 2015, compared to $0.6 million and $0.8 million in the second quarter of 2015 and the third quarter of 2014, respectively.
Our net interest margin was 3.37% for the third quarter of 2015, down 1 basis point from the third quarter of 2014, and down 6 basis points from the second quarter of this year. The decline in net interest margin as compared to the third quarter of 2014 was the result of the decline in net loan yields discussed above, offset by an improved asset mix as we grew average loans by $193.5 million (15%) and reduced lower yielding cash and securities balances by $24.5 million, and a 2 basis point decline in the cost of interest bearing deposits. The decrease in the net interest margin in the third quarter of 2015 from the prior quarter was the result of the decline in loan yields discussed above, offset by an improved asset mix as we grew average loans by $72.4 million and a 2 basis point decline in the average cost of interest bearing deposits. The deposit portfolio continues to perform to our expectations, including the deposit portfolio acquired from CertusBank, N.A. at the end of June. The cost of interest-bearing deposits was 46 basis points during the third quarter of 2015, a decrease of two basis points from both the second quarter of 2015 and the third quarter of 2014. The cost of all deposit funding also declined by two basis points from both the second quarter of 2015 and the third quarter of 2014 to 37 basis points.
Asset Quality and Provision for Loan Losses
Nonperforming assets, including nonaccruing loans, loans over 90 days delinquent and still accruing not accounted for under purchased impaired loan accounting, and OREO and repossessed loan collateral, continued to decline during the third quarter. These assets fell to $37.6 million, or 1.6% of total assets, at the end of the third quarter, compared to $48.8 million, or 2.4% of total assets, at the end of the third quarter a year ago. OREO and repossessed loan collateral fell during the third quarter to $19.2 million, and have been reduced by $1.1 million, or 6%, compared to the same quarter last year. For the third quarter, we had OREO write-downs, net of gains on the sale of OREO, of $449 thousand.
The allowance for loan losses was $17.2 million, or 1.13% of loans held for investment, at the end of the third quarter, compared to $18.0 million, or 1.24% at the end of the previous quarter. Recovery of provision for loan losses was $0.1 million in the third quarter compared to recoveries of provision of $0.8 million and $1.7 million in the second quarter of 2015 and the third quarter of 2014, respectively.
Net charge-offs in the third quarter were $0.7 million, and third quarter annualized net charge-offs as a percentage of average loans were 0.20%, compared to 2015 year to date annualized net charge-offs of 0.11% and 0.08% for all of 2014.
Noninterest Income
Total noninterest income was $5.0 million in the third quarter, which includes a nonrecurring $0.3 million bargain purchase gain resulting from the finalization during the third quarter of the acquisition accounting for the CertusBank, N.A. branch and deposit purchase we completed at the end of last quarter. Total noninterest income increased $1.0 million, or 25%, as compared to $4.0 million in the third quarter of last year, and increased $0.8 million, or 20%, as compared to $4.2 million in the second quarter of 2015. For the third quarter, core noninterest income was $4.7 million, a 19%, or $0.7 million, increase from the comparable quarter in 2014, and an increase of $0.5 million, or 13%, from last quarter.
Mortgage and SBA loan income increased by 86% in the third quarter from the same quarter in 2014, to $0.4 million, driven by a 44% increase in mortgage loan origination and a 58% increase in mortgage loans originated for sale to investors. During the quarter, we originated $58.5 million of mortgage loans, including $25.7 million of loans for sale to investors. Production from our retail non-branch channel was $19.3 million in the quarter, a 390% increase from the same quarter last year.
Third quarter total service charges were $0.3 million higher than the same quarter last year on increased overdraft activity in the deposit portfolio and other service charge changes during the quarter. Cardholder and merchant services income grew 6% over the same quarter last year on increased transaction volume. Trust and investment services income in the third quarter grew 9% from the comparable quarter last year, principally as a result of increased assets under management and increased securities sales commissions.

Noninterest Expense
Noninterest expense fell by $2.6 million, or 13%, as compared to the same quarter last year, primarily related to reductions in branch operating costs, changes to retiree benefit plans made during the third quarter of 2015, reduced loan collection costs and nonrecurring expenses from the departure of the Company’s CEO in the third quarter of 2014, offset by increases in OREO expenses and commercial and mortgage personnel costs. Pre-credit and nonrecurring (“PCNR”) noninterest expense, which excludes credit related expenses (OREO and loan collection expenses) and nonrecurring expenses, was $16.9 million in the third quarter, a decrease of $0.8 million from the third quarter of 2014.
As compared to the second quarter, noninterest expense fell by $0.4 million, or 2%, primarily related to reduced loan collection costs and changes to retiree benefit plans made during the third quarter, offset by a gain on sale of a facility in the second quarter that offset occupancy costs in that quarter, increased commercial and mortgage origination personnel costs and OREO costs. PCNR noninterest expense fell by $0.1 million in the third quarter from the prior quarter.
PCNR noninterest expense to average assets fell to 2.92% in the third quarter from 3.03% and 3.55% in the second quarter of 2015 and the third quarter of 2014, respectively. Average full time equivalent employees were 551, down two from the second quarter of this year and down 17, or 3%, from a year ago.
Conference Call
A pre-recorded conference call will be held at 11:00 a.m., Eastern time this morning October 30th, 2015. Interested parties should dial in five to ten minutes prior to the scheduled start time to 1-866-235-9913. The webcast may be accessed via the Investor Relations section of the Company’s website at www.community1.com. The webcast replay will be available until October 30, 2016. The teleconference replay will be available one hour after the end of the conference through November 14, 2015. To access the teleconference replay, dial toll free 1-877-344-7529 and provide Conference ID Number 10071667.
About CommunityOne Bancorp
CommunityOne Bancorp is the Charlotte, North Carolina-based bank holding company for CommunityOne Bank, N.A. Founded in 1907 as First National Bank of Asheboro, CommunityOne has grown into a $2.4 billion community bank, operating 45 branches throughout central, southern and western North Carolina, and Loan Production Offices in Raleigh, NC, Winston-Salem, NC, and Charleston, SC. Through its network of branches and LPOs, CommunityOne offers a variety of consumer, mortgage and commercial banking services to retail and business customers, including loans, deposits, treasury management, wealth and online banking. CommunityOne Bancorp's shares are traded on the NASDAQ stock market under the symbol, "COB."

Non-GAAP Financial Measures
Statements in this press release include certain non-GAAP financial measures, which should be read along with the accompanying tables that provide a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures. The non-GAAP financial measures referenced in this press release include: tangible shareholders’ equity, core net income, core net income before tax, core noninterest income, core return on average assets, core net income per share - diluted, core noninterest expense, and PCNR noninterest expense. The Company believes that these non-GAAP financial measures provide information useful to investors in understanding our underlying performance and business trends as they facilitate comparisons with the performance of others in the financial services industry. However, these non-GAAP financial measures should not be considered an alternative to GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP as well as other relevant information when assessing the overall performance and financial condition of the Company.
Forward Looking Statements
Information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, and usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “may,” “should,” “could,” “would,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, our ability to continue to grow our business internally and through acquisition and successful integration of any acquired entities while controlling our costs; having the financial and management resources in the amount, at the times and on the terms required to support our future business; the accuracy of our assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of real estate and other assets, which could affect repayment of such borrowers' outstanding loans; material changes in the quality of our loan portfolio and the resulting credit related losses and expenses; the accuracy of our assumptions relating to the establishment of our ALL; adverse changes in the value of real estate in our market areas; adverse changes in the housing markets, or an increase in interest rates, either of which may reduce demand for mortgages; changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity; a prolonged period of low interest rates; declines in the value of our OREO; the accuracy of our assumptions relating to our ability to use net operating loss carryforwards to reduce future tax payments; the loss of one or more members of executive management and our ability to recruit and retain key lenders and other employees; less favorable general economic conditions, either nationally or regionally; resulting in, among other things, a reduced demand for our credit or other services and thus reduced origination volume; increased competitive pressures in the banking industry or in COB's markets affecting pricing or product and service offerings; our ability to respond to rapid technological developments and changes; disruptions in or manipulations of our operating systems; information security and cyber security risks impacting us or our vendors, including “hacking” and “identity theft,” that could adversely affect our business and our reputation; the loss or disruption of the services provided by one or more of our critical vendors; our ability to achieve our targeted reductions in costs and expenses; the impact of laws and regulatory requirements, including the Basel III capital rules, Bank Secrecy Act requirements, and regulations required by the Dodd-Frank Act; changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in accounting principles and standards; and our success at managing the risks involved in the foregoing.

Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and in other sections of the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its quarterly reports on Form 10-Q. The forward looking statements in this press release speak only as of the date of the press release and the Company does not assume any obligation to update them after such date.

Quarterly Results of Operations

(in thousands, except per share data)	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014

Interest Income
Interest and fees on loans	$16,395	$16,006	$15,873	$15,871	$14,855
Interest and dividends on investment securities	3,219	3,116	3,224	3,242	3,400
Other interest income	216	208	171	158	140
Total interest income	19,830	19,330	19,268	19,271	18,395
Interest Expense
Deposits	1,726	1,732	1,731	1,741	1,725
Retail repurchase agreements	7	5	4	5	5
Federal Home Loan Bank advances	507	488	469	516	521
Other borrowed funds	280	278	290	288	296
Total interest expense	2,520	2,503	2,494	2,550	2,547
Net interest income before provision for loan losses	17,310	16,827	16,774	16,721	15,848
Recovery of provision for loan losses	(64)	(788)	(1,137)	(1,323)	(1,679)
Net interest income after provision for loan losses	17,374	17,615	17,911	18,044	17,527
Noninterest Income
Service charges on deposit accounts	1,738	1,433	1,434	1,585	1,583
Mortgage loan income	381	314	465	241	205
Cardholder and merchant services income	1,253	1,218	1,125	1,298	1,183
Trust and investment services	376	403	322	394	344
Bank owned life insurance	381	268	250	350	273
Other service charges, commissions and fees	477	421	383	366	290
Securities gains, net	—	—	—	220	34
Other income	394	96	55	89	73
Total noninterest income	5,000	4,153	4,034	4,543	3,985
Noninterest Expense
Personnel expense	9,984	10,462	10,594	10,717	12,616
Net occupancy expense	1,591	1,211	1,469	1,526	1,521
Furniture, equipment and data processing expense	2,113	1,875	1,989	2,078	2,208
Professional fees	572	528	539	671	699
Stationery, printing and supplies	144	141	176	162	149
Advertising and marketing	114	134	186	274	142
Other real estate owned expense (recovery)	556	506	360	572	(29)
Credit/debit card expense	558	498	543	568	520
FDIC insurance	413	456	453	422	412
Loan collection expense	(76)	313	300	170	198
Core deposit intangible amortization	370	352	352	351	352
Other expense	1,088	1,351	1,047	2,935	1,227
Total noninterest expense	17,427	17,827	18,008	20,446	20,015
Income before income taxes	4,947	3,941	3,937	2,141	1,497
Income tax expense (benefit)	3,430	1,418	1,418	(142,475)	(276)
Net Income	$1,517	$2,523	$2,519	$144,616	$1,773

Weighted average shares outstanding - basic	24,265	24,202	24,183	21,846	21,739
Weighted average shares outstanding - diluted	24,279	24,215	24,195	21,858	21,747
Net income per share - basic	$0.06	$0.10	$0.10	$6.62	$0.08
Net income per share - diluted	0.06	0.10	0.10	6.62	0.08
Core net income per share - diluted [1]	0.12	0.10	0.10	0.11	0.11
[1] Non-GAAP measure. See Quarterly Non-GAAP Measures table for reconciliation to the most directly comparable GAAP measure.

Quarterly Balance Sheets

(in thousands)	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014

Assets
Cash and due from banks	$23,725	$24,892	$25,715	$29,202	$26,411
Interest-bearing bank balances	4,281	6,094	22,218	66,680	33,669
Investment securities:
Available-for-sale	375,929	381,367	367,842	350,040	363,296
Held-to-maturity	152,670	156,648	140,559	142,461	144,684
Loans held for sale	4,089	2,767	7,571	2,796	2,268
Loans held for investment	1,522,455	1,445,853	1,395,911	1,357,788	1,318,117
Less: Allowance for loan losses	(17,188)	(17,989)	(19,008)	(20,345)	(21,525)
Net loans held for investment	1,505,267	1,427,864	1,376,903	1,337,443	1,296,592
Premises and equipment, net	44,846	45,375	43,809	46,782	47,416
Other real estate owned	19,166	19,955	21,040	20,411	20,289
Core deposit premiums and other intangibles	5,433	5,393	5,500	5,681	5,986
Goodwill	4,205	4,205	4,205	4,205	4,205
Bank-owned life insurance	40,579	40,499	40,212	39,946	40,797
Deferred tax asset, net	139,917	145,229	144,223	146,432	5,564
Other assets	33,187	33,099	32,137	23,435	24,616
Total Assets	$2,353,294	$2,293,387	$2,231,934	$2,215,514	$2,015,793
Liabilities
Deposits:
Noninterest-bearing demand deposits	$359,969	$352,033	$337,417	$323,776	$317,981
Interest-bearing deposits:
Demand, savings and money market deposits	895,841	889,703	880,721	882,332	859,003
Time deposits	641,069	613,902	589,334	588,312	581,946
Total deposits	1,896,879	1,855,638	1,807,472	1,794,420	1,758,930
Retail repurchase agreements	16,753	11,424	7,837	9,076	12,217
Federal Home Loan Bank advances	90,244	80,708	68,221	68,234	73,246
Junior subordinated debentures	56,702	56,702	56,702	56,702	56,702
Long term notes payable	5,396	5,377	5,358	5,338	5,319
Other liabilities	12,680	13,752	15,392	14,828	14,889
Total Liabilities	2,078,654	2,023,601	1,960,982	1,948,598	1,921,303
Shareholders' Equity
Preferred Stock, 10,000,000 authorized
Series A, $10.00 par value, 51,500 issued and no shares outstanding	—	—	—	—	—
Series B, no par value, 250,000 authorized, no shares issued or outstanding	—	—	—	—	—
Common stock	488,306	488,005	487,781	487,603	462,357
Accumulated deficit	(206,653)	(208,170)	(210,693)	(213,212)	(357,828)
Accumulated other comprehensive loss	(7,013)	(10,049)	(6,136)	(7,475)	(10,039)
Total Shareholders' Equity	274,640	269,786	270,952	266,916	94,490
Total Liabilities and Shareholders' Equity	$2,353,294	$2,293,387	$2,231,934	$2,215,514	$2,015,793

Quarterly Supplemental Data

(in thousands, except per share data)	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Income Statement Data
Net interest income	$17,310	$16,827	$16,774	$16,721	$15,848
Recovery of provision for loan losses	(64)	(788)	(1,137)	(1,323)	(1,679)
Noninterest income	5,000	4,153	4,034	4,543	3,985
Noninterest expense	17,427	17,827	18,008	20,446	20,015
Income before taxes	4,947	3,941	3,937	2,141	1,497
Net income	1,517	2,523	2,519	144,616	1,773

Period End Balances
Assets	$2,353,294	$2,293,387	$2,231,934	$2,215,514	$2,015,793
Loans held for sale	4,089	2,767	7,571	2,796	2,268
Loans held for investment	1,522,455	1,445,853	1,395,911	1,357,788	1,318,117
Allowance for loan losses	(17,188)	(17,989)	(19,008)	(20,345)	(21,525)
Goodwill and other intangible assets	9,638	9,598	9,705	9,886	10,191
Deposits	1,896,879	1,855,638	1,807,472	1,794,420	1,758,930
Borrowings	169,095	154,211	138,118	139,350	147,484
Shareholders' equity	274,640	269,786	270,952	266,916	94,490

Average Balances
Assets	$2,320,627	$2,246,949	$2,202,247	$2,042,109	$2,004,071
Loans held for sale	3,584	3,981	2,781	1,997	1,446
Loans held for investment	1,479,587	1,406,827	1,376,053	1,338,877	1,288,272
Allowance for loan losses	(17,688)	(18,970)	(20,239)	(21,552)	(24,110)
Goodwill and other intangible assets	9,518	9,458	9,697	10,002	10,325
Deposits	1,850,578	1,799,682	1,781,533	1,785,575	1,753,380
Borrowings	184,942	161,996	138,757	144,315	144,830
Shareholders' equity	271,757	271,229	268,799	99,445	93,051

Per Share Data
Net income per share - basic	$0.06	$0.10	$0.10	$6.62	$0.08
Net income per share - diluted	0.06	0.10	0.10	6.62	0.08
Core net income per share - diluted [1]	0.12	0.10	0.10	0.11	0.11
Book value (Shareholders' Equity)	11.31	11.14	11.20	11.04	4.35
Tangible book value (Tangible Shareholders' Equity)[1]	10.91	10.75	10.80	10.63	3.88

Performance Ratios
Return on average assets	0.26%	0.45%	0.46%	28.10%	0.35%
Core return on average assets [1]	0.50%	0.45%	0.46%	0.45%	0.47%
Return on average equity	2.21%	3.73%	3.80%	576.95%	7.56%
Net interest margin (tax equivalent)	3.37%	3.43%	3.54%	3.49%	3.38%
PCNR noninterest expense to average assets [1]	2.92%	3.03%	3.15%	3.55%	3.55%

Asset Quality Ratios
Allowance for loan losses to loans held for investment	1.13%	1.24%	1.36%	1.5%	1.63%
Net annualized charge-offs (recoveries) to average loans held for investment	0.20%	0.07%	0.06%	(0.04)%	0.24%
Nonperforming assets to total assets	1.6%	1.7%	1.9%	2.1%	2.4%
Classified assets to Tier 1 + ALL	34%	36%	39%	41%	62%

Capital and Other Ratios
CommunityOne Bancorp leverage capital	8.43%	8.50%	8.47%	9.78%	6.48%
CommunityOne Bank, N.A. leverage capital	9.53%	9.67%	9.69%	9.94%	7.97%
CommunityOne Bancorp common equity Tier 1	11.64%	11.85%	11.86%	N/A	N/A
Loans held for investment to deposits	80%	78%	77%	76%	75%
[1] Non-GAAP measure. See Quarterly Non-GAAP Measures table for reconciliation to the most directly comparable GAAP measure. N/A - Not available

Quarterly Non-GAAP Measures

(in thousands)	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014

Book Value (Shareholders' Equity)	$274,640	$269,786	$270,952	$266,916	$94,490
Less:
Goodwill	(4,205)	(4,205)	(4,205)	(4,205)	(4,205)
Core deposit and other intangibles	(5,433)	(5,393)	(5,500)	(5,681)	(5,986)

Tangible Book Value (Tangible Shareholders' Equity) (Non-GAAP)	$265,002	$260,188	$261,247	$257,030	$84,299

Noninterest Expense	$17,427	$17,827	$18,008	$20,446	$20,015

Less nonrecurring:
Branch closure and restructuring expenses	—	—	—	1,566	—
CEO severance expense	—	—	—	—	2,060
Core Noninterest Expense (Non-GAAP) [4]	$17,427	$17,827	$18,008	$18,880	$17,955
Less credit related items:
Other real estate owned expense	556	506	360	572	(29)
Loan collection expense	(76)	313	300	170	198

PCNR Noninterest Expense (Non-GAAP) [3]	$16,947	$17,008	$17,348	$18,138	$17,786

Noninterest Income	$5,000	$4,153	$4,034	$4,543	$3,985

Less nonrecurring:
Bargain purchase gain	316	—	—	—	—
Securities gains, net	—	—	—	220	34

Core Noninterest Income (Non-GAAP) [4]	$4,684	$4,153	$4,034	$4,323	$3,951

Net Income Before Tax	$4,947	$3,941	$3,937	$2,141	$1,497
Less nonrecurring:
Securities gains, net	—	—	—	220	34
Branch closure/restructuring expense (recover)	—	—	—	(1,566)	—
CEO severance expense	—	—	—	—	(2,060)
Bargain purchase gain	316	—	—	—	—
Total nonrecurring items	316	—	—	(1,346)	(2,026)
Core Net Income Before Tax (Non-GAAP) [4]	$4,631	$3,941	$3,937	$3,487	$3,523

Income Tax Expense	3,430	1,418	1,418	(142,475)	(276)
Less nonrecurring tax items and adjustments:
Tax effect of nonrecurring items [1]	114	—	—	(444)	(669)
DTA valuation allowance release	(738)	—	—	(142,475)	(276)
DTA revaluation - state tax rate reduction	2,345	—	—	—	—
Income tax at effective rate [2]	—	—	—	(707)	(494)
Core Income Tax Expense (Non-GAAP) [4]	$1,709	$1,418	$1,418	$1,151	$1,163

Core Net Income (Non-GAAP) [4]	$2,922	$2,523	$2,519	$2,336	$2,360

[1] Tax effected at an income tax rate of 33% in 2014 and 36% in 2015.
[2] Projected income tax expense at 33%. In 2014 all tax items resulted in changes to the DTA valuation allowance.
[3] Pre-credit and nonrecurring ("PCNR") expense excludes credit related and nonrecurring expenses.
[4] Core measures exclude nonrecurring items.